Exhibit 4-10

THIS AGREEMENT made as of the 05th day of February, 2008

BETWEEN:

CAPITAL RESERVE CANADA LIMITED, a body corporate duly incorporated pursuant to the laws of the Province of Alberta

(The �Purchaser�)

AND:

STEVE CLAUSSEN, an individual resident in the City of Edmonton,

In the Province of Alberta

(�Claussen�)

AND:

BARBARA TROSIN, an individual resident in the City of Edmonton,

in the Province of Alberta

(�Trosin�)

����������� WHEREAS:

<![if !supportLists]>A.            <![endif]>The Vendors are the legal and beneficial owners of all of the issued and outstanding shares of the Corporation;

<![if !supportLists]>B.            <![endif]>The Vendors desire to sell and assign to the Purchaser and the Purchaser desires to purchase and assume from the Vendors all of the issued and outstanding shares of the Corporation;

����������������������� NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual premises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereto agree as follows:

<![if !supportLists]>Article 1 <![endif]>INTERPRETATION
<![if !supportLists]>1.1          <![endif]>Definitions
In this Agreement, unless the subject matter or context is inconsistent therewith:

<![if !supportLists]>1.1.1              <![endif]>�ABCA� means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9;

<![if !supportLists]>1.1.2              <![endif]>�Affiliate� means an affiliated corporation according to the following provisions: a corporation is affiliated with another corporation if one of them is the Subsidiary of the other or each is a Subsidiary of the same corporation or each of them is controlled by the same Person and if two corporations are affiliated with the same corporation at the same time, they shall be deemed to be affiliated with each other; for the purposes of this Agreement, a corporation is controlled by a Person if it is controlled in fact, directly or indirectly, and shall be deemed to be controlled if securities of the corporation to which are attached more than fifty (50%) percent of the votes that may be cast to elect directors of the corporation are held, other than by way of security only, by or for the benefit of that Person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation;

<![if !supportLists]>1.1.3              <![endif]>�Agreement� means this agreement and all amendments made;

<![if !supportLists]>1.1.4              <![endif]>�Arm�s Length� has the meaning set out in the Tax Act;

<![if !supportLists]>1.1.5              <![endif]>�Books and Records� means all books and records pertaining to the business of the Corporation, including, but not limited to, all Permits, all lists of customers and suppliers, files, documents, books, manuals, records, circulation lists and records, audience and market surveys, research, advertising space reservations, price lists, correspondence and data bases, all in the form and on the medium or media used in such business;

<![if !supportLists]>1.1.6              <![endif]>�Business Day� means a day other than a Saturday, Sunday or statutory holiday in Alberta;

<![if !supportLists]>1.1.7              <![endif]>�Charge� means, with respect to the Shares or assets or personal property or Real Property of the Corporation, any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, restrictive or statutory covenant, profit a prendr�, right of re-entry, lease, license, assignment, option or claim, or right of any Person of any kind or nature whatsoever or howsoever arising which may constitute or become by operation of law or otherwise an encumbrance on any of the Shares or assets or personal property or Real Property of the Corporation;

<![if !supportLists]>1.1.8              <![endif]>�Claussen� means Steve Claussen;

<![if !supportLists]>1.1.9              <![endif]>�Closing Date� means February 5th, 2008 or such other date as may be agreed to in writing between the Vendors and the Purchaser;

<![if !supportLists]>1.1.10           <![endif]>�Control� means the legal and beneficial ownership of more than 50% of the issued and outstanding voting shares of a corporation;

<![if !supportLists]>1.1.11           <![endif]>�Corporation� means Behral Canada Inc.

<![if !supportLists]>1.1.12           <![endif]>�Environmental Law(s)� means all federal, provincial, state, regional, local and municipal laws of any and all applicable jurisdictions (domestic or foreign) concerning the protection of the environment or human health or safety, including governmental acts, statutes, ordinances, regulations, guidelines, orders, policies, codes, requirements, permits, licenses, certificates, approvals and authorizations and includes any common law theory of liability pursuant to which a claim for environmental or environmental related damage could be made;

<![if !supportLists]>1.1.13           <![endif]>�Financial Statements� means the financial statements of the Corporation, a copy of which is attached hereto as Schedule A � Financial Statements;

<![if !supportLists]>1.1.14           <![endif]>�Government Authority� means any federal, provincial, state, regional, municipal, local or other government or governmental body (domestic or foreign) and any division, agent, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority or any of the foregoing and any domestic, foreign or international, judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

<![if !supportLists]>1.1.15           <![endif]>�Hazardous Substances� means any asbestos, polychlorinated biphenyls (PCBs), petroleum by-products, and any other substance, waste, pollutant, contaminant, or other material which is listed, defined, identified or regulated as such by any Environmental Law;

<![if !supportLists]>1.1.16           <![endif]>�Intellectual Property� means all intellectual, proprietary and industrial property and rights thereto including, but not limited to, all (a) inventions and discoveries, (b) works in which any copyright exists including software, (c) designs, industrial designs and mask works (d) trade-marks, certification marks, trade dress, trade names, business names, corporate names, business styles, Internet domain names and web sites, and any word, symbol, icon, logo or other indicia of origin adopted or used in connection with any product or service or business (collectively referred to as �Marks�), (d) all intellectual, proprietary and industrial property rights in respect of any of the foregoing including all copyrights, patent rights, patent disclosures, design and industrial design rights, patent disclosures rights in Marks, rights in confidential information, trade secrets, know-how, technical expertise, formulae, compositions, processes, research data, databases, drawings, specifications, plans, customer and supplier lists and related information and other proprietary rights and (e) all applications and registrations, all continuations, divisions, reissues, renewals and extensions therefore, the right to make applications, rights of priority and rights to claim priority with respect to any of the foregoing intellectual and industrial property and rights thereto;

<![if !supportLists]>1.1.17           <![endif]>�Losses� means with respect to any matter, any and all liabilities (statutory, contingent or otherwise), obligations, claims, losses, damages, costs and expenses of whatever kind or nature and howsoever arising including, without limitation, damages, special damages, punitive damages and exemplary damages, but does not include consequential and indirect damages or legal fees on a solicitor/client basis unless ordered by a court of competent jurisdiction;

<![if !supportLists]>1.1.18           <![endif]>�Permits� means all permits, licenses, qualifications, regulations, quotas, certificates, consents, authorizations, approvals and the like issued by any Government Authority which are held or required to be held by the Corporation in connection with the operation of its business;

<![if !supportLists]>1.1.19           <![endif]>�Permitted Encumbrances� means the encumbrances set out in Schedule B � Permitted Encumbrances;

<![if !supportLists]>1.1.20           <![endif]>�Person� means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or Government Authority, authority or entity however designated or constituted;

<![if !supportLists]>1.1.21           <![endif]>�Purchase Price� has the meaning ascribed to it in Section 2.2 ;

<![if !supportLists]>1.1.22           <![endif]>�Purchase Price Shares� has the meaning ascribed to it in Section 0 ;

<![if !supportLists]>1.1.23           <![endif]>�Purchaser� means Capital Reserve Canada Limited;

<![if !supportLists]>1.1.24           <![endif]>�Purchaser�s Counsel� means Bryan & Company LLP, Barristers and Solicitors, 2600 Manulife Place, 10180 � 101 Street, Edmonton, Alberta, T5J 3Y2;

<![if !supportLists]>1.1.25           <![endif]>�Related Party� means:

<![if !supportLists]>1.1.25.1    <![endif]>any one or more of the principals of a party;

<![if !supportLists]>1.1.25.2    <![endif]>any individual connected by blood relationships to any of the principals of a party;

<![if !supportLists]>1.1.25.3    <![endif]>a corporation which is Controlled by an individual described in Sections �1.1.25.1 and 1.1.25.2 above; and

<![if !supportLists]>1.1.25.4    <![endif]>an Affiliate or a Subsidiary of a corporation which is described in Section 1.1.25.3 above;

<![if !supportLists]>1.1.26           <![endif]>�Related Party Transactions� means in respect of the Corporation, a transaction between or involving the Corporation, and a Related Party, whether or not there are also other Persons to the transaction, as a consequence of which, either by itself or together with other related transactions between or involving the Corporation and the Related Party, or a Person or company acting jointly or in concert with the Related Party, whether or not there are also other Persons to the transaction, the Corporation, directly or indirectly:

<![if !supportLists]>1.1.26.1    <![endif]>purchase or acquire an asset from the Related Party;

<![if !supportLists]>1.1.26.2    <![endif]>assume or otherwise become subject to a liability of the Related Party;

<![if !supportLists]>1.1.26.3    <![endif]>sell, transfer or dispose of an asset to a Related party or lease property to or from a Related Party;

<![if !supportLists]>1.1.26.4    <![endif]>lend money to a Related Party;

<![if !supportLists]>1.1.26.5    <![endif]>release, cancel or forgive a debt or liability owed by a Related Party; or

<![if !supportLists]>1.1.26.6    <![endif]>enter into an agreement with a Related Party which is or was material to the business operation of the Corporation or either of them;

<![if !supportLists]>1.1.27           <![endif]>�Shares� means all of the issued and outstanding shares of the Corporation;

<![if !supportLists]>1.1.28           <![endif]>�Subsidiary� means a subsidiary corporation according to the following provisions: a corporation is a subsidiary of another corporation if it is controlled by that other corporation; for the purposes hereof, a corporation is controlled by another corporation if it is controlled in fact, directly or indirectly, and shall be deemed to be controlled if securities of the first corporation to which are attached more than fifty (50%) percent of the votes that may be cast to elect directors of that first corporation are held, other than by way of security only, by or for the benefit of that other corporation and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the first corporation;

<![if !supportLists]>1.1.29           <![endif]>�Tax Act� means the Income Tax Act (Canada) as amended from to time;

<![if !supportLists]>1.1.30           <![endif]>�Tax Authority� means any one or all of the Canada Customs and Revenue Agency,� Government of Alberta Tax and Revenue Administration, and any like taxation or governmental agency having jurisdiction;

<![if !supportLists]>1.1.31           <![endif]>�Time of Closing� means 10:00 a.m. (Edmonton time) on the Closing Date;

<![if !supportLists]>1.1.32           <![endif]>�Vendors� means Claussen and Trosin;

and capitalized terms otherwise defined in this Agreement shall have the meanings ascribed to them at the time of reference.

<![if !supportLists]>1.2          <![endif]>Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.� The terms �this Agreement�, �hereof�, �hereunder� and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto.� Unless something in the subject matter or context is inconsistent therewith, references herein to �Articles� and �Sections� are to Articles and Sections of this Agreement.

<![if !supportLists]>1.3          <![endif]>Extended Meanings

In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

<![if !supportLists]>1.4          <![endif]>Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles (�GAAP�), such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, consistently applied, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

<![if !supportLists]>1.5          <![endif]>Currency

All references to currency herein are to lawful money of Canada unless specifically noted otherwise.

<![if !supportLists]>1.6          <![endif]>Deemed Covenants

All provisions of this Agreement shall be deemed and construed as covenants as though words expressing or reporting covenants and agreements were used in each separate provision hereof.

<![if !supportLists]>1.7          <![endif]>Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part of this Agreement:

����������������������� Schedule A���� -���������� Financial Statements

Schedule B���� -���������� Permitted Encumbrances

����������������������� Schedule C ��� -���������� Allocation of Purchase Price

����������������������� Schedule D���� -���������� Dividends, Loans, etc.

Schedule E���� -���������� Subsidiaries

����������������������� Schedule F ���� -���������� Contracts

����������������������� Schedule G���� -���������� Real Property

Schedule H���� -���������� Intellectual and Patent Property

����������������������� Schedule I������ -���������� Related Party Transactions

����������������������� Schedule J����� -���������� Employee Matters

����������������������� Schedule K���� -���������� Insurance

Schedule L����� -���������� Debts and Liabilities

����������������������� Schedule M���� -���������� Capital Assets Sold

����������������������� Schedule N���� -���������� Capital Expenditures

����������������������� Schedule O���� -���������� Bank Accounts

����������������������� Schedule P���� -���������� Legal Matters

Schedule Q���� -���������� Environmental

Schedule R���� -���������� Tax Accounts

Schedule S���� -���������� the Purchaser Legal Matters

Schedule T����� -���������� Employment Agreement

<![if !supportLists]>Article 2 <![endif]>- PURCHASE AND SALE

<![if !supportLists]>2.1          <![endif]>Purchase and Sale of Shares

Upon and subject to the terms and conditions hereof and subject to all adjustments as provided for herein, the Vendors shall sell, transfer and assign the Shares to the Purchaser and the Purchaser shall purchase the Shares from the Vendors for the Purchase Price.

<![if !supportLists]>2.2          <![endif]>Payment of Purchase Price

The purchase price (the �Purchase Price�) shall be USD Five Hundred Eighty Seven Thousand and Five Hundred Dollars (USD $587,500.00) which shall be paid as follows at the Time of Closing on the Closing Date, by the issuance of Twenty Three Million Five Hundred Thousand (23,500,000) Class �A� Common Restricted Shares of the Purchaser (the �Purchase Price Shares�) at a deemed issuance price of $0.025 per Class �A� Common Share.

<![if !supportLists]>2.3          <![endif]>Allocation of Purchase Price

The Purchase Price (and the Purchase Price Shares issued in satisfaction thereof) shall be allocated by the Vendors in accordance with Schedule C � Allocation of Purchase Price.

<![if !supportLists]>Article 3 <![endif]>- REPRESENTATIONS AND WARRANTIES

<![if !supportLists]>3.1          <![endif]>Representations and Warranties of the Vendors

The Vendors, jointly and severally, represent and warrant to the Purchaser currently and as of the Time of Closing on the Closing Date that:

Corporate Matters
<![if !supportLists]>3.1.1              <![endif]>the Corporation is a body corporate duly incorporated, organized and subsisting under the laws of the Province of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate and taxation laws or any other laws to which each is respectively subject;

<![if !supportLists]>3.1.2              <![endif]>the Corporation is not �a distributing corporation� as that term is defined by the ABCA;

<![if !supportLists]>3.1.3              <![endif]>the minute books of the Corporation contain true and complete copies of all constating documents (all of which are in full force and effect and have not been amended or varied, and neither the directors nor the shareholders of the Corporation have passed, confirmed or consented to any amendments or variations of the constating documents or any of them), resolutions (all of which are in full force and effect unamended and have been duly passed by the requisite majority of directors or shareholders, as the case may be, by written consent of the directors and shareholders entitled to vote thereon or by vote of the requisite majority at a meeting of directors or shareholders, as the case may be, duly called and held) and proceedings of the directors and shareholders, share registers and copies of filed notices of change of directors and change of registered office of the Corporation;

<![if !supportLists]>3.1.4              <![endif]>the Corporation is not in default or in breach of any resolutions of its shareholders or directors or any committee or sub-committee thereof;

<![if !supportLists]>3.1.5              <![endif]>the rights, privileges, restrictions and conditions attached to the various classes of shares of the Corporation are as set out in the articles and by-laws, true copies of which are contained in the Corporation�s minute books;

<![if !supportLists]>3.1.6              <![endif]>all of the issued and outstanding Shares are beneficially owned by and registered in the names of the Vendors, free and clear of all Charges.�

<![if !supportLists]>3.1.7              <![endif]>the Vendors have good and sufficient right to transfer the legal and beneficial title and ownership of the Shares to the Purchaser free and clear of all Charges;

<![if !supportLists]>3.1.8              <![endif]>the Vendors have sufficient power, authority and right to enter into and deliver this Agreement and to perform and become obligated as contemplated herein and this Agreement is a valid and legally binding obligation of the Vendors and is legally enforceable in accordance with its terms;

<![if !supportLists]>3.1.9              <![endif]>there is no contract, option or any other right of any kind or nature whatsoever or howsoever arising binding upon or which at any time in the future may become binding upon the Vendors to sell, transfer, assign, pledge, Charge, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to the provisions of this Agreement;

<![if !supportLists]>3.1.10           <![endif]>there is no contract, option or any other right of any kind or nature whatsoever or howsoever arising binding upon or which at any time in the future may become binding upon the Corporation to allot or issue any of the unissued shares or to create any additional class of shares;

<![if !supportLists]>3.1.11           <![endif]>neither the entering into nor the delivery nor the performance of this Agreement nor the completion of the transactions contemplated hereby by the Vendors or the due observance and performance by the Vendors of any of the covenants or obligations herein will result in:

<![if !supportLists]>3.1.11.1               <![endif]>the violation of any of the provisions of the constating documents or by-laws of the Corporation;

<![if !supportLists]>3.1.11.2               <![endif]>the violation of, default under or breach of any agreement, commitment, contract� or other instrument to which the Vendors or the Corporation are a party or are bound;

<![if !supportLists]>3.1.11.3               <![endif]>the violation of, or default under any applicable law, rule, order, declaration, decree, injunction, writ, license, Permit, judgment or award of any Government Authority, court or arbitrator to which the Vendors or the Corporation may be subject;

<![if !supportLists]>3.1.11.4               <![endif]>the giving to any Government Authority of any right of cancellation, suspension or termination of any Permit of the Corporation; or

<![if !supportLists]>3.1.11.5               <![endif]>the creation of any Charge on or in respect of any of the property or assets of the Corporation or the Shares;

<![if !supportLists]>3.1.12           <![endif]>no dividends have been declared or paid on or in respect of any of the Shares other than those listed in Schedule D � Dividends, Loans, etc. and no other distribution on any of their respective securities or shares has been made by the Corporation, and all dividends which to the date hereof have been declared or paid by the Corporation have been duly and validly declared or paid in compliance with all laws;

<![if !supportLists]>3.1.13           <![endif]>except as set out in Schedule E - Subsidiaries, the Corporation has no Subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation;

<![if !supportLists]>3.1.14           <![endif]>the Corporation is not conducting business in any jurisdiction other than the Provinces of Alberta.

Property and Assets
<![if !supportLists]>3.1.15           <![endif]>the property and assets owned or leased by the Corporation are sufficient to carry on its business.� All of the property and assets owned and used by the Corporation are in good operating condition and are in a state of good repair and maintenance.� During the two (2) years preceding the date of this Agreement, there has not been any significant interruption in the operations (being an interruption of more than one (1) day) of the business of the Corporation due to inadequate maintenance of any property or assets owned or used by the Corporation;

<![if !supportLists]>3.1.16           <![endif]>except as disclosed in Schedule I - Related Party Transactions, none of the property and assets of the Corporation are being used for the personal use of any Related Party;

Contractual Matters
<![if !supportLists]>3.1.17           <![endif]>Schedule F - Contracts sets forth all agreements, contracts and commitments material to the operation of the business of the Corporation, all of which are in full force and effect unamended.� The Corporation has not entered into any negotiations to amend such agreements, contracts and commitments nor has the Corporation been approached by the other parties to such agreements, contracts or commitments for the purpose of amending their terms;
<![if !supportLists]>3.1.18           <![endif]>neither the entering into nor the delivery nor the performance of this Agreement nor the completion of the transactions contemplated hereby by the Vendors or the due performance and the due observation and performance by the Vendors of any of their covenants or obligations herein will result in the giving to any Person of any right of termination, cancellation or acceleration with respect to any agreement, contract, commitment or obligation to which the Corporation may be a party, is subject, or from which the Corporation may derive benefit, except for the rights of the landlord contained in the leases set out in Schedule G � Real Property;
<![if !supportLists]>3.1.19           <![endif]>no other Person other than the Corporation holds title to any assets which are used in the conduct of the business of the Corporation except as set out in Schedule F � Contracts and Schedule H - Intellectual Property;
<![if !supportLists]>3.1.20           <![endif]>except as set forth in Schedule I � Related Party Transactions, and those pre-Closing Date transactions contemplated in Section 4.4 herein, the Corporation has not been a party to any Related Party Transactions during the Two (2) years preceding the date of this Agreement.� Schedule I � Related Party Transactions sets forth the material terms of all such Related Party Transactions;
<![if !supportLists]>3.1.21           <![endif]>the Corporation is not a party to any contract or commitment outside the usual and ordinary course of business and is not a party to any contract or commitment extending for a period of time longer than twelve (12) months or involving expenditures by the Corporation in the aggregate in excess of $5,000, except such contracts or commitments as are listed in Schedule F - Contracts attached hereto, true copies of which have been provided to the Purchaser;

<![if !supportLists]>3.1.22           <![endif]>the Corporation is not a party to any:

<![if !supportLists]>3.1.22.1               <![endif]>management, consulting or similar contract, agreement or commitment except as described in Schedule F - Contracts;

<![if !supportLists]>3.1.22.2               <![endif]>license or royalty agreement relating to Intellectual Property except as described in Schedule H � Intellectual Property;

<![if !supportLists]>3.1.22.3               <![endif]>contract, agreement or commitment to make any gift of any of its property; or

<![if !supportLists]>3.1.22.4               <![endif]>contract, agreement or commitment which materially adversely affects or with the lapse of time or action by any third party, could materially adversely affect the business of the Corporation or its financial condition or any of its assets;

<![if !supportLists]>3.1.23           <![endif]>the Corporation is not in default or breach of any material term of any contract, commitment or instrument to which it is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such contracts, commitments and instruments are in good standing and in full force and effect without amendment thereto and the Corporation is entitled to all benefits, rights and privileges thereunder and the terms of each such contract, commitment or other instrument have been duly and fully performed by the parties thereto to date;

<![if !supportLists]>3.1.24           <![endif]>the Corporation is not a party to or bound by any guarantee, indemnification, support, assumption, endorsement, surety or similar obligation;

<![if !supportLists]>3.1.25           <![endif]>the Corporation is not a party to any lease or agreement in the nature of a lease for real property, whether as lessor or lessee except with respect to the leases referred to in or attached hereto as Schedule G � Real Property (the �Leases�), copies of which have been provided to the Purchaser;

<![if !supportLists]>3.1.26           <![endif]>each of the Leases is a good, valid and subsisting Lease, in full force and effect and unamended and is valid and binding on the lessor and any other parties thereto in accordance with its terms and there has been no default of any material term thereunder, there is no threatened default of any material term, condition or provision thereof, there has been no notice of termination given by the lessor thereunder or any other parties thereto and the Vendors �are not aware of any reason for which a notice of termination may be given;

<![if !supportLists]>3.1.27           <![endif]>there is no dispute under the Leases, all rent and other money owing thereunder has been paid, the Corporation has not assigned, mortgaged, pledged, hypothecated or otherwise dealt with any such Lease and subject to obtaining the consents contemplated in Section 5.2.13 the purchase of the Shares will not cause a default under such Leases;

<![if !supportLists]>3.1.28           <![endif]>there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Corporation of its businesses or any of its assets other than in the usual and ordinary course of business;

<![if !supportLists]>3.1.29           <![endif]>the Corporation is not a party to or bound by any contract or commitment to pay any royalty, license fee or management fee except as set forth in Schedule F - Contracts, Schedule H � Intellectual Property or in Schedule J � Employee Matters;

<![if !supportLists]>3.1.30           <![endif]>attached hereto as Schedule K - Insurance is a true and complete list of all insurance policies maintained by the Corporation including the name and current contact information for each insurer, the amount of the coverage, the type of insurance and risks insured against, the premiums payable, the scheduled expiry dates, the policy number and any pending claims thereunder, and the Corporation is not in default with respect to any of the provisions contained in any such policies of insurance and the Corporation has not failed to give any notice or pay any premium or prevent any claim under any such insurance policy, and true and correct copies of such policies have been provided to the Purchaser;

<![if !supportLists]>3.1.31           <![endif]>the Corporation does not have any agents and there are no outstanding powers of attorney granted by the Corporation in favour of any Person;

<![if !supportLists]>3.1.32           <![endif]>the Corporation has all necessary Permits from any and all applicable Government Authorities to carry on and conduct its business in such jurisdictions (whether foreign or domestic) in which it is currently conducting business;

Financial Statements and Financial Condition

<![if !supportLists]>3.1.33           <![endif]>the Financial Statements:

<![if !supportLists]>3.1.33.1               <![endif]>are in accordance with the books and accounts of the Corporation,

<![if !supportLists]>3.1.33.2               <![endif]>present fairly, correctly, completely and accurately the financial position of the Corporation and the results of its operations as of the dates and throughout the periods indicated,

<![if !supportLists]>3.1.33.3               <![endif]>have been prepared in accordance with GAAP consistently applied throughout the periods indicated and in relation to prior years, and

<![if !supportLists]>3.1.33.4               <![endif]>present fairly, correctly, completely and accurately all of the assets and liabilities of the Corporation as at the respective dates including, without limiting the generality of the foregoing, all contingent liabilities of the Corporation as at such respective dates;

<![if !supportLists]>3.1.34           <![endif]>to the best of the Vendors� � knowledge, information and belief, the Corporation has not adopted any changes in accounting policies during the four (4) years preceding the date of this Agreement;

<![if !supportLists]>3.1.35           <![endif]>except as set forth in Schedule L � Debts and Liabilities, there are no outstanding debts or liabilities against the Corporation except trade debts incurred in the usual and ordinary course of business;

<![if !supportLists]>3.1.36           <![endif]>since January 1 2008, the business of the Corporation has been carried on in its usual and ordinary course and the Corporation has not entered into any transaction out of the usual and ordinary course of business;

<![if !supportLists]>3.1.37           <![endif]>the Corporation has not since January 1, 2008 directly or indirectly:

<![if !supportLists]>3.1.37.1               <![endif]>paid or satisfied any obligation or liability, absolute or contingent, other than current liabilities or obligations disclosed in the Financial Statements and current liabilities or obligations incurred since the date of the Financial Statements in the ordinary course of business, consistent with past practice;

<![if !supportLists]>3.1.37.2               <![endif]>waived or cancelled any rights or claims or made any gift of money or other property, other than in the ordinary course of business, consistent with past practice;

<![if !supportLists]>3.1.37.3               <![endif]>made or suffered any change or changes in its financial condition, assets, liabilities or business which, singly or in the aggregate, have materially adversely affected or with the lapse of time or action by any third party could materially adversely affect its financial condition, assets, liabilities or its business;

<![if !supportLists]>3.1.37.4               <![endif]>suffered or incurred any damage, destruction or any loss which has materially adversely affected or could materially adversely affect its financial condition, assets or its business;

<![if !supportLists]>3.1.37.5               <![endif]>repurchased, redeemed or otherwise acquired any of its securities;

<![if !supportLists]>3.1.37.6               <![endif]>authorized or agreed or otherwise become committed to do any of the foregoing or entered into any transaction except in the normal and ordinary course of business;

<![if !supportLists]>3.1.38           <![endif]>since �January 1, 2008, there has been no material adverse change in the affairs, business, prospects, operations or condition of the Corporation, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business which have not adversely affected the affairs, business, prospects, operations or condition of the Corporation, financial or otherwise;

<![if !supportLists]>3.1.39           <![endif]>the Books and Records fairly and correctly set out and disclose the financial position of the Corporation and all material financial transactions relating to the business now carried on by the Corporation has been accurately recorded in such Books and Records;

<![if !supportLists]>3.1.40           <![endif]>the Corporation is the owner with a good and marketable title, free and clear of Charges except as set out in Schedule B � Permitted Encumbrances, of all assets used in connection with its business (and all such assets are shown or reflected on the respective balance sheet in the Financial Statements), except only such of the assets of the Corporation as have been disposed of in the usual and ordinary course of business since the date of the Financial Statements, and of all assets acquired by the Corporation since January 1, 2008 �in the usual and ordinary course of business and all assets leased or licensed as set out in Schedule F - Contracts, Schedule G - Real Property and Schedule H � Intellectual Property;

<![if !supportLists]>3.1.41           <![endif]>to the best of the Vendors� knowledge, information and belief, the accounts receivable of the Corporation are good accounts receivable collectible within ninety (90) days and are not subject to any defence, counterclaim or set-off and the Vendors are not aware of any reason why an accounts receivable may not be collected;

<![if !supportLists]>3.1.42           <![endif]>neither the Vendors nor any Related Party own, directly or indirectly, any interest in, and are not a director, officer or employee of, any Person, corporation, firm, association or other business organization which is a competitor or a potential competitor or a supplier of customers of the Corporation;

<![if !supportLists]>3.1.43           <![endif]>all machinery and equipment owned or used by the Corporation has been properly maintained and is in good working order for the purposes of ongoing operation, subject to ordinary wear and tear for machinery and equipment of comparable age;

<![if !supportLists]>3.1.44           <![endif]>all amounts advanced by the Corporation and not related to operations of the Corporation have been repaid in full;

<![if !supportLists]>3.1.45           <![endif]>attached hereto as Schedule O � Bank Accounts is a complete and correct list (including bank account numbers and addresses) of each bank, trust company or similar institution in which the Corporation has accounts or safety deposit boxes and the names of all Persons, including any individual or firm holding a power of attorney, authorized to draw thereon or to have access thereto;

<![if !supportLists]>3.1.46           <![endif]>except for changes in the ordinary course of business none of which is materially adverse there is no reason to believe that the benefits of any relationship with any of the customers or suppliers of or others having business dealings with the Corporation will not continue after the Closing Date in substantially the same manner as prior to the date hereof, assuming the completion on the Closing Date of the transactions contemplated hereby;

Legal Matters
<![if !supportLists]>3.1.47           <![endif]>there are no outstanding orders, notices or similar requirements relating to the Corporation issued by any building, environmental, fire, health, labour or police authorities or from any other Government Authority, and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

<![if !supportLists]>3.1.48           <![endif]>there are no claims, actions, suits or proceedings (whether or not purportedly on behalf of the Corporation) pending or threatened against or adversely affecting, or which could materially adversely affect the Corporation or any of its assets or before or by any Governmental Authority, court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against the Corporation, except such claims, actions, suits or proceedings as are disclosed in Schedule P � Legal Matters attached hereto;

<![if !supportLists]>3.1.49           <![endif]>the Corporation is conducting business in compliance with all applicable laws, rules, regulations, notices, approvals, Permits and orders of all jurisdictions within which it carries on business, and all municipalities thereof in which its business is carried on, is not in breach of any material term of any such laws, rules, regulations, notices, approvals, Permits or orders and is duly licensed, registered or qualified, and duly possesses all Permits and quotas, in all jurisdictions in which its business is carried on, and all municipalities thereof in which it carries on its business to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licenses, registrations, qualifications, Permits and quotas are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have an adverse effect on the operation of its business or which may adversely change or terminate such license, registration, qualification, Permit or quota by virtue of the completion of the transactions contemplated hereby.�� Schedule P � Legal Matters sets out all licenses, registrations, qualifications, Permits and quotas possessed by the Corporation and material to its business;

Real Property
<![if !supportLists]>3.1.50           <![endif]>the Corporation is not the beneficial or registered owner of and has not agreed to acquire any real property or any interest in any real property, other than the Leases.

Environmental
<![if !supportLists]>3.1.51           <![endif]>except as set forth in Schedule Q - Environmental, no Hazardous Substances has been disposed of, spilled, leaked or otherwise released on, in, under or from any real property owned, leased or otherwise used by the Corporation or otherwise in connection with the Corporation�s business, or is now or has been located in the soil or water (including surface and ground water) on, in or under any real property owned, leased or otherwise used by the Corporation;

<![if !supportLists]>3.1.52           <![endif]>except as set forth in Schedule Q - Environmental, no Hazardous Substance is or has been generated, manufactured, treated, processed, used or stored on any real property owned, leased or otherwise used by the Corporation except in accordance with all Environmental Laws, and there have not been and are not now any underground storage tanks on any real property owned, leased or otherwise used by the Corporation (whether or not regulated and whether or not out of service, closed or decommissioned);

<![if !supportLists]>3.1.53           <![endif]>except as set forth in Schedule Q - Environmental, the operation of the Corporation�s business conducted on any real property owned, leased or otherwise used by the Corporation has been and are in full compliance with all Environmental Laws and the Corporation has obtained all Permits required by all Environmental Laws for the current operation of its business;

<![if !supportLists]>3.1.54           <![endif]>except as set forth in Schedule Q - Environmental, the Corporation has not handled, treated, stored, transported, released or disposed of any Hazardous Substance at any off-site facility except in compliance with Environmental Laws;

<![if !supportLists]>3.1.55           <![endif]>except as set forth in Schedule Q - Environmental, no Hazardous Substance has or may have migrated from any parcel of real property owned, leased or otherwise used by the Corporation onto or under any neighbouring real property onto or under any real property owned, leased or otherwise used by the Corporation;

<![if !supportLists]>3.1.56           <![endif]>except as set forth in Schedule Q - Environmental, the Vendors �are not aware of any pending or threatened litigation or proceeding before any court or any administrative agency or other Government Authority in which any Person or entity alleges the presence, release, threat of release, or placement of any Hazardous Substance on or in any real property owned, leased or otherwise used by the Corporation or the generation, transportation, storage, treatment or disposal of any Hazardous Substance on any real property owned, leased or otherwise used by the Corporation;

<![if !supportLists]>3.1.57           <![endif]>except as set forth in Schedule Q - Environmental, the Corporation has not received any communication or entered into any agreement with any Government Authority or quasi-governmental authority or agency (federal, provincial, state, regional, municipal local, whether foreign or domestic) or any other Person, including, but not limited to, any prior owners of any real property, relating in any way to the presence, release, threat of release or placement of any Hazardous Substance on or in any real property, or the generation, transportation, storage, treatment or disposal of any Hazardous Substance;

<![if !supportLists]>3.1.58           <![endif]>the Corporation has conducted and is presently conducting its business in compliance with all material laws, rules and regulations of each jurisdiction, including all Environmental Laws, in which such business is carried on and the Corporation is not in breach in any material respect of any such laws, rules, regulations or Environmental Laws;

Tax Matters
<![if !supportLists]>3.1.59           <![endif]>the Corporation does not have any liability, obligation or commitment for the payment of income taxes, corporate taxes, goods and services taxes, or any other taxes or duties of whatever nature or kind, or interest or penalties with respect thereto (such liabilities, interest and penalties are collectively referred to in this Agreement as �Tax Liability�), except such as are disclosed in the Financial Statements or such taxes or duties not yet due as have arisen since the date of the Financial Statements in the usual and ordinary course of business and for which adequate provision in the accounts of the Corporation have been made, and the Corporation is not in arrears with respect to any required withholdings or installment payments of any tax or duty of any kind and have not filed any waiver for a taxation year under the Tax Act or any other legislation imposing tax on the Corporation, foreign or domestic;

<![if !supportLists]>3.1.60           <![endif]>since January 1, 2008, the Corporation has not:

<![if !supportLists]>3.1.60.1               <![endif]>made any election under Section 85 of the Tax Act with respect to the acquisition or disposition of any property;

<![if !supportLists]>3.1.60.2               <![endif]>made any election under Section 83 or 196 of the Tax Act;

<![if !supportLists]>3.1.60.3               <![endif]>acquired or had the use of any property from a Person with whom it was not dealing at Arm�s Length at less than fair market value thereof;

<![if !supportLists]>3.1.60.4               <![endif]>forgiven any debt;

<![if !supportLists]>3.1.60.5               <![endif]>disposed of anything to a Person with whom it was not dealing at Arm�s Length for proceeds less than the fair market value thereof; or

<![if !supportLists]>3.1.60.6               <![endif]>discontinued carrying on any business in respect of which any unutilized non-capital losses were incurred;

<![if !supportLists]>3.1.61           <![endif]>the Corporation has made all elections required to be made under the Tax Act in connection with any distributions by it and all such elections were true and correct and in the prescribed form and were made within the prescribed time periods;

<![if !supportLists]>3.1.62           <![endif]>the year end of the Corporation for income tax purposes is June 30 and the Corporation has never changed its year end;

<![if !supportLists]>3.1.63           <![endif]>there are no outstanding agreements, waivers, or other arrangements with any Government Authorities providing for an extension of time with respect to the filing, assessment or reassessment of any tax return by, or payment of, any tax, governmental charge or deficiency by the Corporation and the Vendors and the Principals are not aware of any contingent tax liabilities except as provided for or disclosed in the Financial Statements;

<![if !supportLists]>3.1.64           <![endif]>the Vendors are not non-resident persons within the meaning of the Tax Act and are residents of the Province of Alberta;

Employment Matters
<![if !supportLists]>3.1.65           <![endif]>except as disclosed in Schedule J � Employee Matters, the Corporation has not, since January 1, 2008, directly or indirectly, made any increase in the compensation or other benefits payable or to become payable to their employees or any of them, other than general salary increases in the ordinary course of business, consistent with past practice, or any increase in the compensation or other benefits payable or to become payable to any officer or director or any increase in the benefits provided under any of its pension plans or other employee benefit plans;

<![if !supportLists]>3.1.65.1               <![endif]>written contract or commitment for the employment of any employee, officer or agent, whether contracts of service or contracts for services;

<![if !supportLists]>3.1.65.2               <![endif]>oral contract or commitment for the employment of any employee, officer or agent, whether contracts of service or contracts for services, except for contracts of indefinite hire terminable by the respective company without cause on reasonable notice;

<![if !supportLists]>3.1.65.3               <![endif]>contract or collective agreement with or commitment to any labour union or employee association and the Corporation has not conducted negotiations with respect to any future such contracts or commitments and there are no current or threatened attempts to organize or establish any labour union or employee association with respect to the Corporation, and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

<![if !supportLists]>3.1.65.3.1           <![endif]>holds bargaining rights with respect to any of the employees the Corporation by way of certification, interim certification, voluntary recognition, designation or successor rights;

<![if !supportLists]>3.1.65.3.2           <![endif]>has applied to be certified as the bargaining agent of any of the employees of the Corporation; or

<![if !supportLists]>3.1.65.3.3           <![endif]>has applied to have the Corporation declared a related employers pursuant to the Labour Relations Code (Alberta);

<![if !supportLists]>3.1.65.4               <![endif]>bonus, pension, profit sharing, deferred compensation, retirement, hospitalization, disability, insurance or similar plan or practice, formal or informal, or policy with respect to any of their employees or others, other than the Canada Pension Plan, the Alberta Health Care Insurance Plan and other similar health plans established and administered by any other jurisdiction (foreign or domestic) and workers� compensation insurance provided pursuant to statute;

<![if !supportLists]>3.1.66           <![endif]>there are no proceedings with respect to the Corporation under the Labour Relations Code (Alberta) or any other similar legislation in other jurisdiction (foreign or domestic), nor are there any labour disputes, grievances, strikes or lockouts, pending or threatened;

<![if !supportLists]>3.1.67           <![endif]>there are no allegations with respect to the Corporation of unfair labour practices or complaints under the Employment Standards Code, the Human Rights, Citizenship and Multiculturalism Act, (Alberta) the Workers Compensation Act (Alberta) or the Labour Relations Code (Alberta) or any other similar legislation in any other jurisdiction (foreign or domestic);

<![if !supportLists]>3.1.68           <![endif]>except as disclosed in Schedule J � Employee Matters, no employee of the Corporation is on lay off, leave of absence, maternity or disability leave.� Schedule J � Employee Matters sets forth the terms of such lay off, leave of absence, maternity or disability leave;

<![if !supportLists]>3.1.69           <![endif]>except as disclosed in Schedule J � Employee Matters, the Corporation does not owe any obligations to former employees;

<![if !supportLists]>3.1.70           <![endif]>except as disclosed in Schedule J � Employee Matters, there are no independent contractors engaged by the Corporation;

<![if !supportLists]>3.1.71           <![endif]>all plans and policies listed in Schedule J � Employee Matters have been duly registered where required by, and are in good standing under, all applicable legislation (foreign or domestic), including, without limiting the generality of the foregoing, the Tax Act and the Employment Pension Plans Act (Alberta) or any other similar legislation in any other jurisdiction and all required employer contributions under any such plans or policies have been made and no past service funding liabilities exist thereunder;

<![if !supportLists]>3.1.72           <![endif]>correct and complete copies of all the contracts, commitments, policies and plans set out in Schedule J � Employee Matters and all related documents or, where oral, correct and complete written summaries of the terms thereof have been provided to the Purchaser.� For the purpose of the foregoing, �related documents� means, in the case of pension, profit sharing, stock option, stock purchase, deferred compensation, retirement, health, dental, life, hospitalization, disability or insurance or similar plans, policies or practices or incentive arrangements, all material documentation establishing or creating such plans, policies, practices or incentive arrangements, all amendments thereto and all material documentation related thereto including without limitation, trust agreements, funding agreements and other similar agreements, the most recent financial statements and the most recent actuarial report, if any, related thereto and all reports, returns and filings in respect of such plans made with any regulatory agency within the three years prior to the date hereof;

<![if !supportLists]>3.1.73           <![endif]>all employees referred to in Schedule J � Employee Matters are as of the date hereof bona fide employed for the benefit, and productively employed in the conduct, of the business of the Corporation;

<![if !supportLists]>3.1.74           <![endif]>the amount of salaries, pensions, bonuses, and other remuneration and fringe benefits of any nature, including vacation pay, severance pay and unpaid earned wages of the directors, officers and employees of the Corporation as of the Closing Date have been paid in full or accrued and there is no outstanding overdue assessment, order, certificate, lien or judgment under the Employment Standards Code (Alberta), Human Rights Code (Alberta), Labour Relations Code (Alberta), Workers Compensation Act (Alberta) and any other statute regarding employment of any jurisdiction (foreign or domestic) in which the Corporation carries on business or have employees;

<![if !supportLists]>3.1.75           <![endif]>all employer obligations of the Corporation with respect to the directors, officers and employees of the Corporation for withholding tax, and for Canada Pension Plan, Employment Insurance, Workers Compensation Board premiums, contributions or remittances of any kind in all material respects which are then due, have been paid in full or accrued as of the Closing Date;

<![if !supportLists]>3.1.76           <![endif]>Schedule J � Employee Matters lists all the employees of the Corporation and accurately sets out in all material respects all banked vacation entitlement, regular and supplementary vacation pay, banked and deferred overtime compensation, time-off entitlement, accumulated time-off entitlement, severance and retirement benefits and any other emoluments or benefits due or accruing;

<![if !supportLists]>3.1.77           <![endif]>there are no warnings or disciplinary action currently outstanding against, or in the past four (4) years issued to or taken against, any employee of the Corporation;

<![if !supportLists]>3.1.78           <![endif]>except for remuneration paid to employees in the usual and ordinary course of business and made at current rates of remuneration no payments have been made or authorized since the date of the Financial Statements by the Corporation or to officers, directors or employees of the Corporation;

<![if !supportLists]>3.1.79           <![endif]>no director, former director, officer, shareholder or employee of the Corporation or any person not dealing at Arm�s Length with any such Person is indebted to the Corporation;

Intellectual Property Matters
<![if !supportLists]>3.1.80           <![endif]>attached hereto as Schedule H � Intellectual Property is a list of all registered Marks, industrial designs, Internet domain names,� patents and copyrights and of the registration particulars therefore, of all unregistered Marks, all unregistered but material copyrights (including all computer software) and of all patent applications, trade-mark registration applications and copyright registration applications, both domestic and foreign (and of the application particulars, as applicable, therefore), owned or used by the Corporation in its business;

<![if !supportLists]>3.1.81           <![endif]>except as disclosed in Schedule H � Intellectual Property:

<![if !supportLists]>3.1.81.1               <![endif]>all Intellectual Property both domestic and foreign, used in or reasonably required for the proper carrying on of the business of the Corporation is legally and beneficially owned by the Corporation free and clear of any Charge with the sole and exclusive right to use the same, and all of the same was validly obtained and is subsisting and in good standing, and is duly registered in all appropriate offices to preserve the right thereof and thereto;

<![if !supportLists]>3.1.81.2               <![endif]>the Corporation has not granted any rights or license to use any of its Intellectual Property to other Persons;

<![if !supportLists]>3.1.81.3               <![endif]>neither the Vendors �are aware of any activity or conduct by any other Person which infringes any rights of the Corporation in and to any of their Intellectual Property;

<![if !supportLists]>3.1.81.4               <![endif]>no Person has commenced or threatened to commence proceedings which call into question the validity of or the Corporation�s title or right to use any of the Intellectual Property listed on Schedule H � Intellectual Property or any other Intellectual Property used by the Corporation in its business, whether by commencing legal or other proceedings pursuant to the Trade-marks Act (Canada), the Patent Act (Canada),� or otherwise, or under any similar provision of any comparable legislation of any other jurisdiction;

<![if !supportLists]>3.1.81.5               <![endif]>no Person has made a claim of infringement or breach of any intellectual property or other proprietary rights by the Corporation nor has the Corporation received any notice that their conduct infringes upon or breaches any copyright, patent, industrial design, trade secret, trade-mark, service mark or trade name rights, or other intellectual property rights domestic or foreign, of any other Person and the conduct of the Corporation�s business have not infringed and does not infringe upon any copyright, patent, industrial design, trade secret, trade-mark, service mark or trade name rights, domestic or foreign, of any other Person;

<![if !supportLists]>3.1.81.6               <![endif]>the Corporation has continuously used the Marks owned by it or used in association with its business in the form in which they have applied to register any of the same or in the form registered, as applicable;

<![if !supportLists]>3.1.81.7               <![endif]>the Corporation is the owner of the copyright in, and have in its possession all of the documentation and all copies of the executable and source code for each item of computer software which was created by or for it and have in its possession all of the documentation required to operate each such item of computer software; and

<![if !supportLists]>3.1.81.8               <![endif]>the Corporation uses each item of computer software licensed to it in accordance with the terms of each such license and none of the same are in breach of any of the terms of any such license;

<![if !supportLists]>3.1.82           <![endif]>the source code for each item of computer software, that is licensed to the Corporation that is material to the operation of its business and is not readily replaceable with other commercially available software, has been placed in escrow and under the terms of any such escrow agreement will be released to the Corporation, if the licensor of that software ceases to do business;

<![if !supportLists]>3.1.83           <![endif]>all proprietary software, as opposed to licensed software, used by the Corporation, does not infringe any patent, trade mark, industrial design, trade secret, copyright or other intellectual property rights of any third party; and

General

<![if !supportLists]>3.1.84           <![endif]>neither this Agreement nor any agreement, certificate or other document delivered to the Purchaser by or on behalf of the Corporation or the Vendors in connection with the transaction contemplated hereby contains any untrue or incomplete statement of material fact or omits information necessary in order to make the statements contained herein or therein not misleading.

<![if !supportLists]>3.2          <![endif]>Survival of the Vendors� �Representations, Warranties and Covenants

The representations and warranties set forth in Section 3.1 shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion:

<![if !supportLists]>3.2.1              <![endif]>the representations and warranties relating to the Tax Liability of the Corporation shall, except for any such representation or warranty which is false as a result of any misrepresentation attributable to willful default or fraud on the part of any Person in filing a return or supplying information for the purposes of the Tax Act or any other legislation imposing tax on the Corporation or in respect of which Tax Liability a waiver has been filed with the relevant taxing authority on or before the Closing Date, continue in full force and effect for the benefit of the Purchaser until ninety (90) days after the expiration of the last of the periods for assessment or reassessment, if any, contained in the Tax Act or any other legislation imposing tax on the Corporation subsequent to the expiration of which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties thereunder cannot be issued to the Corporation;

<![if !supportLists]>3.2.2              <![endif]>any representation or warranty relating to the Tax Liability of the Corporation which is false as a result of any misrepresentation attributable to willful default or fraud on the part of any Person in filing a return or in supplying information for the purposes of the Tax Act or any other legislation imposing tax on the Corporation, or in respect of which Tax Liability a waiver has been filed with the relevant taxing authority on or before the Closing Date, shall continue in full force and effect for the benefit of the Purchaser and be unlimited as to duration; and

<![if !supportLists]>3.2.3              <![endif]>the remaining representations and warranties set forth in Section 3.1 shall continue in full force and effect for the benefit of the Purchaser for a period of two (2) years from the Closing Date.

The covenants of the Vendors set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser in accordance with the terms hereof.� Except for covenants, the subject matter of which contemplates performance beyond two (2) years from the Closing Date, the covenants of the Vendors set forth in this Agreement shall continue in full force and effect for the benefit of the Purchaser for a period of two (2) years from the Closing Date, but not thereafter.� Nothing herein shall affect or terminate any covenant given pursuant to any agreement delivered pursuant to the terms of this Agreement.

<![if !supportLists]>3.3          <![endif]>Purchaser�s Representations and Warranties

The Purchaser represents and warrants to the Vendors that:

<![if !supportLists]>3.3.1              <![endif]>the Purchaser is a corporation duly incorporated, organized and subsisting under the laws of the Province of Alberta;

<![if !supportLists]>3.3.2              <![endif]>the Purchaser has sufficient corporate power, authority and right to enter into and deliver this Agreement and to perform and become obligated as contemplated herein and this Agreement is a legal, valid and binding obligation of the Purchaser and the Purchaser and is legally enforceable against the Purchaser and the Purchaser in accordance with its terms; and

<![if !supportLists]>3.3.3              <![endif]>the Purchase Price Shares have been authorized and allotted for issuance to the Vendors and will, when issued, have been duly authorized and validly issued, as fully paid and non-assessable.

<![if !supportLists]>3.4          <![endif]>Survival of the Purchaser�s Representations, Warranties and Covenants

The representations and warranties of the Purchaser set forth in Section 3.3 shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendors for a period of two (2) years from the Closing Date.

The covenants of the Purchaser set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendors in accordance with the terms thereof.� Except for covenants, the subject matter of which contemplates performance for two (2) years from the Closing Date, the covenants of the Purchaser set forth in this Agreement shall continue in full force and effect for the benefit of the Vendors� for a period of two (2) years from the Closing Date, but not thereafter.� Nothing herein shall affect or terminate any covenant given pursuant to any agreement delivered pursuant to the terms of this Agreement

<![if !supportLists]>3.5          <![endif]>Acknowledgement of the Vendors

The Vendors acknowledge the following:

<![if !supportLists]>3.5.1              <![endif]>they have been advised to consult their own legal advisers in connection with any applicable statutory hold periods and resale restrictions both in Canada and in the United States, relating to the Purchase Price Shares and no representation has been made by the Purchaser or its representatives respecting the applicable statutory hold period or resale restrictions;

<![if !supportLists]>3.5.2              <![endif]>they are solely responsible (and the Purchaser is not in any way responsible) for compliance with applicable hold periods and resale restrictions, including without limitation the filing of any documentation and, if applicable, the payment of any fees with any applicable securities regulatory authority, and that they are aware that they may not be able to resell the Purchase Price Shares except in accordance with limited exceptions under applicable securities legislation and regulatory policy and they will not sell, resell or otherwise transfer the Purchase Price Shares issuable on exercise of the Warrants except in compliance with applicable laws;

<![if !supportLists]>3.5.3              <![endif]>the Vendors acknowledge and agree that the sale of the Purchase Price to them, or (if applicable) to such others, is conditional upon, among other things, such sale being exempt from the prospectus filing requirements and the requirements for the delivery of an offering memorandum (as defined in any applicable Canadian securities legislation) of all applicable securities legislation relating to such sale or upon the issuance of such rulings, orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum;

<![if !supportLists]>3.5.4              <![endif]>they have not received, requested or been provided with, nor have any need to receive, a prospectus, offering memorandum (as defined in any applicable Canadian securities legislation) or similar disclosure document relating to the sale of the Purchase Price Shares and/or the business and affairs of the Purchaser and that the decision to enter into this Agreement and purchase of the Purchase Price Shares has not been based upon any verbal or written representation as to fact or otherwise made by or on behalf of the Purchaser or any officer, director, employee or agent of the Purchaser

<![if !supportLists]>3.5.5              <![endif]>no agency, governmental authority, regulatory body, stock exchange or other entity has made any finding or determination as to the merit for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to the Purchase Price Shares;

<![if !supportLists]>3.5.6              <![endif]>no prospectus has been filed by the Corporation with a securities commission or other securities regulatory authority in any province of Canada or any other jurisdiction in connection with the issuance of the Purchase Price Shares and such issuances are exempt from the prospectus requirements otherwise applicable under the provisions of Canadian securities laws and, as a result, in connection with their purchase of the Purchase Price Shares:

<![if !supportLists]>3.5.6.1                  <![endif]>they are restricted from using most of the civil remedies available under Canadian securities laws;

<![if !supportLists]>3.5.6.2                  <![endif]>they will not receive information that would otherwise be required to be provided to them under applicable securities laws or contained in a prospectus prepared in accordance with applicable securities laws; and

<![if !supportLists]>3.5.6.3                  <![endif]>the Purchaser is relieved from certain obligations that would otherwise apply under such applicable securities laws;

<![if !supportLists]>3.5.7              <![endif]>the Purchase Price Shares are being offered for sale only on a �private placement� basis; and

<![if !supportLists]>3.5.8              <![endif]>the Purchaser is not a reporting issuer in any province of Canada and, as such, the hold periods applicable to the Purchase Price Shares may never expire and such securities may never be resold except pursuant to a further statutory exemption or discretionary order.

<![if !supportLists]>3.6          <![endif]>Legend

Upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act, applicable state securities laws, or Canadian securities laws the certificates representing the Purchase Price Shares and all certificates issued in exchange therefore or in substitution thereof, shall bear a legend in substantially the form set forth below:

�THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE �U.S. SECURITIES ACT�), OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY (A) TO THE CORPORATION; (B) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT; (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS; (D) WITHIN THE UNITED STATES IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATIONS UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS, AND THE SELLER HAS FURNISHED TO THE CORPORATION AN OPINION TO SUCH EFFECT FROM COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE CORPORATION PRIOR TO SUCH OFFER, SALE OR TRANSFER.�

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER THE LATTER OF [(i)THE DISTRIBUTION DATE]; AND (ii) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN THE PROVINCE OR TERRITORY."

<![if !supportLists]>Article 4 <![endif]>- COVENANTS

<![if !supportLists]>4.1          <![endif]>Covenants of Vendors and Principals - Taxes

The Purchaser does not assume and shall not be liable for any taxes under the Tax Act or any other taxes whatsoever which may be or become payable by the Vendors including, without limiting the generality of the foregoing, any taxes resulting from or arising as a consequence of the sale by the Vendors to the Purchaser of the Shares as herein contemplated. The Vendors �shall cause the Corporation up to the Closing Date, to duly and in a timely manner file all tax returns required to be filed by them and to promptly pay all taxes, assessments and governmental charges which are claimed by any Government Authority to be due and owing, and shall not cause or permit the Corporation to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge or deficiency and shall duly and in a timely manner file all other reports or returns required to be filed by the Corporation under any applicable legislation or regulation.

<![if !supportLists]>4.2          <![endif]>Covenants of Vendors �- Representations, Warranties and Covenants

The Vendors shall, jointly and severally, take all actions within their control to ensure that the representations and warranties of the Vendors are true and correct at the Time of Closing on the Closing Date and shall use their reasonable commercial efforts and shall have acted in good faith to cause the conditions of closing for the benefit of the Purchaser and the Vendors to have been performed or complied with by the Time of Closing on the Closing Date.

<![if !supportLists]>4.3          <![endif]>Covenants of Vendors �- Conduct Prior to Closing

Without any way limiting any other obligation hereunder, during the period from the date hereof to the Time of Closing:

<![if !supportLists]>4.3.1              <![endif]>the Vendors shall cause the Corporation to conduct, and the Corporation shall conduct, its business and operation and affairs in the ordinary and normal course consistent with past practices, and the Corporation shall not without prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected, before the date of this Agreement would constitute a breach of any representation, warranty, covenant or other obligation of the Corporation, the Vendors or Claussen contained herein, and the Corporation shall not sell, lease, transfer, assign, pledge, encumber, Charge or otherwise dispose of any of the assets, personal property, Real Property, Leased Property or items relating to the business operations without prior written consent of the Purchaser which the Purchaser may withhold in its sole and unfettered discretion.� Without limiting the generality of the foregoing, the Vendors shall not permit the Corporation to take any step or enter into any transaction which will adversely affect the Working Capital position of the Corporation at the Time of Closing, except such steps or transactions which are in the ordinary and normal course of business, consistent with past practices;

<![if !supportLists]>4.3.2              <![endif]>the Vendors shall cause the Corporation to maintain in full force and effect all policies of insurance or renewals thereof now in effect and as listed in Schedule K - Insurance;

<![if !supportLists]>4.3.3              <![endif]>the Vendors shall use their respective best efforts to preserve, and cause the Corporation to preserve intact the business of the Corporation, the property, the assets, the operations and the affairs of the Corporation and to carry on such business and affairs as currently conducted, and to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Corporation;

<![if !supportLists]>4.3.4              <![endif]>the Vendors shall ensure that the Corporation pays and discharges all liabilities of the Corporation in the ordinary course and in accordance and consistent with the previous practice of the Corporation, except those contested in good faith by the Corporation;

<![if !supportLists]>4.3.5              <![endif]>the Vendors covenant that they shall not, directly or indirectly, through an officer, director, employee, representative, financial advisor, agent or independent contractor of the Vendors or otherwise, entertain or solicit any offers to purchase the Shares or the business of the Corporation from any Person whatsoever;

<![if !supportLists]>4.3.6              <![endif]>the Vendors shall cause the Corporation to not make any capital expenditures, other than in the ordinary course of business, without the prior written consent of the Purchaser, which the Purchaser may withhold in its sole and unfettered discretion, in excess of five thousand ($5,000.00) dollars; and

<![if !supportLists]>4.3.7              <![endif]>the Vendors shall not permit the Corporation to alter, amend or terminate any existing employment agreements or arrangement with any of its employees without the prior written consent of the Purchaser, which the Purchaser may withhold in its sole and unfettered discretion.

<![if !supportLists]>4.4          <![endif]>Compliance with Securities Laws

The Vendors agree that, if required by applicable securities law, regulations, rules, policies or orders or by any securities commission, stock exchange or other regulatory authority, the Vendors will execute, deliver and file and otherwise assist the Purchaser in filing such reports, undertakings and other documents with respect to the transactions herein contemplated.�

<![if !supportLists]>4.5          <![endif]>Covenants of the Purchaser - Representations, Warranties and Covenants

The Purchaser shall take all actions within its control to ensure that the representations and warranties of the Purchaser are true and correct at the Time of Closing on the Closing Date and shall use its reasonable commercial efforts and shall have acted in good faith to cause the conditions of closing for the benefit of the Vendors and the Purchaser to have been performed or complied with by the Time of Closing on the Closing Date.

<![if !supportLists]>4.6          <![endif]>Covenant of the Purchaser - Post-Closing Matters

Immediately following the Time of Closing on the Closing Date, the Purchaser shall cause Claussen to be appointed to the board of directors of the Purchaser.�

- �CONDITIONS

<![if !supportLists]>4.7          <![endif]>Conditions for the Benefit of the Purchaser

The sale by the Vendors and the purchase by the Purchaser of the Shares are subject to the following conditions which are for the exclusive benefit of the Purchaser to be performed or complied with at or prior to the time specified below:

<![if !supportLists]>4.7.1              <![endif]>satisfactory due diligence investigations of the Corporation by the Purchaser, in its sole and unfettered discretion, to be completed on or before the Time of Closing on the Closing Date;

<![if !supportLists]>4.7.2              <![endif]>receipt by the Purchaser of approval of its board of directors to the transactions herein contemplated at or prior to the Time of Closing on the Closing Date;

<![if !supportLists]>4.7.3              <![endif]>the Vendors shall have caused the Corporation to adopt a new business plan to concentrate its efforts in areas relating to sales, production and delivery of its technology to market, development and growth strategies of the existing assets, mergers and acquisitions related to the oilfield service sector and oilfield technology and the acquisition of technology and infrastructure to support the Corporation�s technologies;

<![if !supportLists]>4.7.4              <![endif]>regulatory approval necessary to complete the transactions herein contemplated at or prior to the Time of Closing on the Closing Date;

<![if !supportLists]>4.7.5              <![endif]>the representations and warranties of the Vendors set forth in Section 3.1 shall be true and correct at the Time of Closing on the Closing Date (without prejudice to any right or remedy of the Purchaser after closing in the event that a representation or warranty is untrue) with the same force and effect as if made at and as of such time;

<![if !supportLists]>4.7.6              <![endif]>the Vendors shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Time of Closing on the Closing Date;

<![if !supportLists]>4.7.7              <![endif]>the Vendors shall provide such certificates, affidavits or statutory declarations as the Purchaser's Counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with at or prior to the Time of Closing� on the Closing Date have been performed and complied with and that the representations and warranties of the Vendors �herein given are true and correct at the Time of Closing on the Closing Date;

<![if !supportLists]>4.7.8              <![endif]>all technology, blueprints and equipment pertaining to the split ball blow-out preventers, well cap device and subsea drilling vessel technology of or associated with the Corporation will have been properly assigned to the Corporation, to the satisfaction of the Purchaser, in its sole and unfettered discretion;

<![if !supportLists]>4.7.9              <![endif]>no material damage by fire or other hazard to the assets, the Real Property or the Leased Property of the Corporation shall have occurred from the date hereof to the Time of Closing on the Closing Date;

<![if !supportLists]>4.7.10           <![endif]>no legislation (whether by statute, regulation, order-in-council, notice of ways and means motion, by-law or otherwise) shall have been enacted, introduced or tabled which, in the reasonable opinion of the Purchaser, materially adversely affects the businesses of the Corporation;

<![if !supportLists]>4.7.11           <![endif]>no action or proceeding shall be pending or threatened by any Person to restrain or prohibit:

<![if !supportLists]>4.7.11.1               <![endif]>the purchase and sale of the Shares; and

<![if !supportLists]>4.7.11.2               <![endif]>the Corporation from carrying on its business being carried on at the date hereof;

<![if !supportLists]>4.7.12           <![endif]>there shall not exist any material adverse change in the financial position or condition of the Corporation or its business, operations or affairs from that disclosed in the Financial Statements;

<![if !supportLists]>4.7.13           <![endif]>all directors and officers of the Corporation specified by the Purchaser shall resign;

<![if !supportLists]>4.7.14           <![endif]>written consent of the landlords, under each of the leases listed in Schedule G � Real Property to the sale and purchase of the Shares without affecting said leases shall have been obtained, including estoppel certificates;

<![if !supportLists]>4.7.15           <![endif]>discharge of all Charges other than Permitted Encumbrances shall have been obtained and registered;

<![if !supportLists]>4.7.16           <![endif]>each of the Vendors and all directors and officers of the Corporation shall release the Corporation from any and all possible claims against the Corporation arising from any act, matter or thing arising at or prior to the Time of Closing on the Closing Date;

<![if !supportLists]>4.7.17           <![endif]>the Vendors shall have terminated all shareholders� agreements pertaining to the Corporation; and

<![if !supportLists]>4.7.18           <![endif]>all necessary steps and proceedings shall have been taken to permit the Shares to be duly and regularly transferred to and registered in the name of the Purchaser free and clear of all Charges.

<![if !supportLists]>4.8          <![endif]>Remedies of Purchaser

In case any term or covenant of the Vendors or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Time of Closing on the Closing Date shall not have been performed or complied with at or prior to the Time of Closing on the Closing Date, the Purchaser may, without limiting any other right that the Purchaser may have, at its sole option, either:

<![if !supportLists]>4.8.1              <![endif]>rescind this Agreement by notice to the Vendors and in such event the Purchaser shall be released from all obligations hereunder; or

<![if !supportLists]>4.8.2              <![endif]>waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and if the Purchaser rescinds this Agreement pursuant to Section 4.8 and the term, covenant or condition for which the Purchaser has rescinded this Agreement was one that the Vendors have covenanted, pursuant to Article 4 , to ensure had been performed or complied with the Vendors, jointly and severally, shall be liable to the Purchaser for Losses incurred by the Purchaser as a result of such breach.

<![if !supportLists]>4.9          <![endif]>Condition for the Benefit of the Vendors

The sale by the Vendors and the purchase by the Purchaser of the Shares are subject to the following conditions which are for the exclusive benefit of the Vendors to be performed or complied with at or prior to the Time of Closing on the Closing Date:

<![if !supportLists]>4.9.1              <![endif]>no action or proceeding shall be pending or threatened by any Person to restrain or prohibit:

<![if !supportLists]>4.9.1.1                  <![endif]>the purchase and sale of the Shares; and

<![if !supportLists]>4.9.1.2                  <![endif]>the Purchaser from carrying on its business being carried on at the date hereof;

<![if !supportLists]>4.9.2              <![endif]>there shall not exist any material adverse change in the financial position or condition of the Purchaser or its business, operations or affairs;

<![if !supportLists]>4.9.3              <![endif]>satisfactory due diligence investigations of the Purchaser by the Vendors, in their sole and unfettered discretion, to be completed on or before the Time of Closing on the Closing Date;

<![if !supportLists]>4.9.4              <![endif]>the Purchaser shall have taken reasonable steps to recruit and appoint a new management team, including a new chief operating officer and chief financial officer to the satisfaction of the Vendors, acting reasonably;

<![if !supportLists]>4.9.5              <![endif]>the representations and warranties of the Purchaser set forth in Section 3.3 shall be true and correct at the Time of Closing� on the Closing Date with the same force and effect as if made at and as of such time;

<![if !supportLists]>4.9.6              <![endif]>the Purchaser shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing on the Closing Date;

<![if !supportLists]>4.9.7              <![endif]>no action or proceeding shall be pending or threatened by any Person to restrain or prohibit:

<![if !supportLists]>4.9.7.1                  <![endif]>the issuance of the Purchase Price Shares; and

<![if !supportLists]>4.9.7.2                  <![endif]>the Purchaser from carrying on its business being carried on at the date hereof;

<![if !supportLists]>4.9.8              <![endif]>the Purchaser shall provide such certificates, affidavits or statutory declarations of the Purchaser as the Vendors may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Time of Closing on the Closing Date have been performed and complied with and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing on the Closing Date.

<![if !supportLists]>4.10       <![endif]>Remedies of the Vendors

In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Vendors at or prior to the Time of Closing on the Closing Date shall not have been performed or complied with at or prior to the Time of Closing on the Closing Date, the Vendors may, without limiting any other right that the Vendors may have, at their sole option, either:

<![if !supportLists]>4.10.1           <![endif]>rescind this Agreement by notice to the Purchaser, and in such event the Vendors and the Corporation shall be released from all obligations hereunder; or

<![if !supportLists]>4.10.2           <![endif]>waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and if the Vendors rescinds this Agreement pursuant to Section 4.10 and the term, covenant or condition for which the Vendors has rescinded this Agreement was one that the Purchaser had covenanted, pursuant to Article 4 , to ensure had been performed or complied with, the Purchaser shall be liable to the Vendors for any Losses incurred by the Vendors as a result of such breach.

<![if !supportLists]>Article 5 <![endif]>�CLOSING

<![if !supportLists]>5.1          <![endif]>Closing

The purchase and sale of the Shares shall be completed at the Time of Closing on the Closing Date at the offices of Bryan & Company, 2600 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, T5J 3Y2.

<![if !supportLists]>5.2          <![endif]>Deliveries at the Closing

At the Time of Closing on the Closing Date, the Vendors shall deliver the share certificates representing the Shares and such other documents as are required or contemplated to be delivered by the Vendors or the Corporation pursuant to this Agreement, and the Purchaser shall pay the amounts set out in Section 2.2 and deliver such other documents as are required or contemplated to be delivered by the Purchaser pursuant to this Agreement. All such deliveries and payments by the parties to this Agreement pursuant to the terms hereof shall be deemed to be concurrent requirements such that nothing will be completed until everything has been delivered and paid.

Without limiting the generality of the foregoing, at the Time of Closing on the Closing Date, the Vendors and the Corporation, as the case may be, shall deliver to the Purchaser:

<![if !supportLists]>5.2.1              <![endif]>the corporate seals of the Corporation;

<![if !supportLists]>5.2.2              <![endif]>all minute books of the Corporation and all Books and Records;

<![if !supportLists]>5.2.3              <![endif]>all share certificates representing the Shares duly endorsed in blank for transfer (with signatures witnessed or executed in person as hereinbefore provided) free and clear of any and all Charges whatsoever;

<![if !supportLists]>5.2.4              <![endif]>duly executed releases from the Vendors and each director and officer of the Corporation in favour of the Corporation;

<![if !supportLists]>5.2.5              <![endif]>originally executed copies of all transaction documents pertaining to the Pre-Closing Transaction;

<![if !supportLists]>5.2.6              <![endif]>certificates of the Vendors as to the matters referred to in Section 4.7.7 hereof;

<![if !supportLists]>5.2.7              <![endif]>the resignations of each director and officer of the Corporation effective as at the Time of Closing� on the Closing Date;

<![if !supportLists]>5.2.8              <![endif]>the employment agreement as referenced in Schedule T.

<![if !supportLists]>5.2.9              <![endif]>the unanimous shareholders agreement termination agreement as referred to in Section 4.7.17 ;

<![if !supportLists]>5.2.10           <![endif]>consent from all landlords of each of the Leased Properties consenting to the change of Control of the Corporation;

<![if !supportLists]>5.2.11           <![endif]>consent from all Persons whose consent is required with respect to the change of Control of the Corporation;

<![if !supportLists]>5.2.12           <![endif]>all other deliveries referred to in Section 4.7 ; and

all other documents reasonably requested by the Purchaser�s Counsel.

Without limiting the generality of the foregoing, at the Time of Closing on the Closing Date, the Purchaser shall deliver to the Vendors:

<![if !supportLists]>5.2.13           <![endif]>share certificates representing the Purchase Price Shares;

<![if !supportLists]>5.2.14           <![endif]>the Employment Agreement;

<![if !supportLists]>5.2.15           <![endif]>certificate of the Purchaser as to the matters referred to in Section 4.9.8 ;

<![if !supportLists]>5.2.16           <![endif]>all other deliverables referred to in Section 4.9 ; and

all other documents reasonably requested by the Vendors.

<![if !supportLists]>Article 6 <![endif]>GENERAL

<![if !supportLists]>6.1          <![endif]>Further Assurances

Each of the Vendors and the Purchaser shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

<![if !supportLists]>6.2          <![endif]>Time of the Essence

Time shall be of the essence of this Agreement.

<![if !supportLists]>6.3          <![endif]>Professional Fees

Each of the parties hereto shall pay their respective legal and accounting costs and expenses (including any broker�s fees) incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

<![if !supportLists]>6.4          <![endif]>Remedies Not Exclusive

No remedy herein conferred upon any parties is intended to be exclusive to any other remedy available to that party but each remedy shall be cumulative and shall be in addition to every other remedy given hereunder, now, or hereafter existing at law, or in equity or by statute.

<![if !supportLists]>6.5          <![endif]>Public Announcements

The Vendors, the Corporation, and the Purchaser shall each seek the approval of the other in advance of making any public statements in respect to matters herein contemplated, and the existence of this Agreement.� The provisions contained in this Section 6.5 shall in no way limit or purport to limit the Purchaser's obligations to comply with disclosure requirements of applicable securities law.

<![if !supportLists]>6.6          <![endif]>Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

<![if !supportLists]>6.7          <![endif]>Entire Agreement

This Agreement, and any agreement delivered pursuant to the terms hereof, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.� There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement and any agreement delivered pursuant to the terms hereof.�

<![if !supportLists]>6.8          <![endif]>Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

<![if !supportLists]>6.9          <![endif]>Assignment

This Agreement may not be assigned by any Party without the express written consent of all other Parties.

<![if !supportLists]>6.10       <![endif]>Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient.

To the Vendors:

Behral Canada Inc.

Attention:� Steve Claussen

To the Purchaser: Capital Reserve Canada Ltd.

4403 - 68 Avenue NW

Edmonton, Alberta T6B 2N2

Telephone:����������� (780) 460-4566

Fax:���������������������� (780) 460-0355

Attention:� Lisa Jacobson

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other.� Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the 5th Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.� If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

<![if !supportLists]>6.11       <![endif]>Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

<![if !supportLists]>6.12       <![endif]>Attornment

For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this Agreement.� The Vendors, Claussen and the Purchaser each hereby attorns to the jurisdiction of the courts of the Province of Alberta.

<![if !supportLists]>6.13       <![endif]>Severability

If any provisions of this Agreement are determined to be invalid or unenforceable by a Court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed herefrom and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable.

<![if !supportLists]>6.14       <![endif]>Execution by Counterpart

This Agreement may be signed or executed in several counterparts and delivered by facsimile and the signing, execution or delivery of such counterparts shall have the same effect as the signing, execution or delivery of a single original.

����������������������� IN WITNESS WHEREOF the parties have executed this Agreement the date first above.

CAPITAL RESERVE CANADA LIMITED

����������������������������������������������������������� ����������� ����������� Per:���� /s/ Capital Reserve Canada��������������

����������������������������������� ����������� ����������� ����������� ����������� /s/ Steve Claussen���������������������������� �����������

Witness���������������������� ����������� ����������� ����������� ����������� STEVE CLAUSSEN

����������������������������������� ����������� ����������� ����������������������� /s/ Barbara Troisin�����������������������������������������

Witness���������������������������������� ����������� ����������������������� BARBARA TROSIN

SCHEDULE A - FINANCIAL STATEMENTS

Financial Statements are in accordance with the books and accounts of the Corporation and are filed in the Companies minutes book.

present fairly, correctly, completely and accurately the financial position of the Corporation and the results of its operations as of the dates and throughout the periods indicated,

have been prepared in accordance with GAAP consistently applied throughout the periods indicated and in relation to prior years.

SCHEDULE B - PERMITTED ENCUMBRANCES

Behral Canada has no encumbrances

SCHEDULE C - ALLOCATION OF PURCHASE PRICE

At the request of the Vendors.

SCHEDULE D - DIVIDENDS, LOANS, ETC.

Behral Canada Inc has no Dividends, Loans outstanding and no other distribution on any of their respective securities or shares has been made by the Corporation, and all dividends which to the date hereof have been declared or paid by the Corporation have been duly and validly declared or paid in compliance with all laws;

SCHEDULE E - SUBSIDIARIES

Behral Canada Inc has agreed to purchase all common shares of Citizen Globe Media Inc from Jeff Leslie and Solus Interactive Media Group for a combined value of $210,000.00 of which there is a balance outstanding and payable September 1st 2008 of $70,000.00 in a form acceptable by both parties.

SCHEDULE F - CONTRACTS

�The Corporation has not entered into any negotiations to amend such agreements, contracts and commitments nor has the Corporation been approached by the other parties to such agreements, contracts or commitments for the purpose of amending their terms;

SCHEDULE G - REAL PROPERTY

the Corporation is not a party to any lease or agreement in the nature of a lease for real property, whether as lessor or lessee

SCHEDULE H � INTELLECTUAL AND PATENT PROPERTY

Serial # 472,497, filed Jan. 21, 1985 - Floating Offshore Drilling Vessel

Serial # 472,498, filed Jan. 21, 1985 - Riser Handling & B.O.P. Stack
Handling System

Serial # 472,499, filed Jan. 21, 1985 - Sub-Sea B.O.P. Stack Control System

Serial # 472,500, filed Jan. 21, 1985 - Blow-Out Preventor

Canadian patent, number 1239091 -Blowout preventer valve and BOP stack

Canadian patent number 1239090 - Subsea BOP stack control system

Patent application no. 2088794 -portable blowout controller

SCHEDULE I - RELATED PARTY TRANSACTIONS

None of the property and assets of the Corporation are being used for the personal use of any Related Party;

SCHEDULE J - EMPLOYEE MATTERS

None applicable

SCHEDULE K - INSURANCE

All insurance packages will be approved by the corporation.

SCHEDULE L - DEBTS AND LIABILITIES

There are no outstanding debts or liabilities against the Corporation except as outlined in Schedule E; and trade debts incurred in the usual and ordinary course of business.

SCHEDULE M - CAPITAL ASSETS SOLD

none

SCHEDULE N - CAPITAL EXPENDITURES

None since January 1, 2008

SCHEDULE O - BANK ACCOUNTS

BMO Bank of Montreal

St. Albert, Alberta

SCHEDULE P - LEGAL MATTERS

There are no outstanding orders, notices or similar requirements relating to the Corporation issued by any building, environmental, fire, health, labour or police authorities or from any other Government Authority, and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

SCHEDULE Q - ENVIRONMENTAL

There are no outstanding orders, notices or similar requirements relating to the Corporation issued by any building, environmental, fire, health, labour or police authorities or from any other Government Authority, and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

SCHEDULE R - TAX ACCOUNTS

N/A

SCHEDULE S - LEGAL MATTERS

SCHEDULE T - EMPLOYMENT AGREEMENT

Capital Reserve Canada (CRC) agrees to enter into a Employee Agreements with Steve Claussen that includes salaries, benefits, profit sharing and stock option agreement that are in accordance with industry standards and agreed on by the Corporation. CRC agrees to enter into the employee agreement within 30 days from the acceptance and execution of this agreement.